Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2010 RESULTS; REVENUES AND OPERATING INCOME UP YEAR OVER YEAR

RUTLAND, VERMONT (March 2, 2010)— Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported financial results for the third quarter of its 2010 fiscal year.

Highlights of the quarter include:

•                  Revenues were up 4.2 percent from the same quarter last year;

•                  Operating Income for the quarter was $11.2 million, up $9.2 million from the same quarter last year;

•                  Adjusted EBITDA* for the quarter was $29.0 million, with Adjusted EBITDA margin of 23.0 percent up 300 basis points from the same quarter last year;

•                  Recycling commodity prices strengthened sequentially for the fourth straight quarter; solid waste volume losses moderate on higher landfill volumes and sequentially improving collection volumes.

“We are encouraged by the overall performance of the business in the third quarter, particularly the return to measurable revenue growth,” said John W. Casella, chairman and CEO of Casella Waste Systems.

“While it is still too early to say we have reached a turning point in the regional economy, the results reflect strengthening in important aspects of our business,” Casella said.  “Landfill volumes were up year-over-year, with the increases driven by the hard work of our sales team to attract new long-term contracted volumes to our expanded capacity.  This is a key long-term driver in our strategy to harvest the value from our investments in landfill capacity across our integrated footprint.”

“Our recycling group’s performance improved again sequentially in the third quarter as a result of continued progress with cost efficiency programs combined with higher commodity prices,” Casella said.  “Average commodity revenue per ton was up 10 percent from the second quarter of our fiscal year 2010, but was still down 35 percent from the second quarter of our fiscal year 2009 when commodity prices were at multi-year highs.  Our goal is to trade a portion of higher commodity prices for long-term stability and protection from commodity price volatility by implementing intelligent risk programs.  The risk programs mitigate cash flow volatility through floating revenue shares, variable tipping fees, index purchases, financial hedges, floor prices, and fixed price contracts.”

“Our Adjusted EBITDA margins were up by 300 basis points over the same period last year, with the gains driven by further improvement in collection pricing, increased landfill volumes, higher commodity pricing, and the successful operating efficiency initiatives,” Casella said.  “The margin expansion in the quarter is reflective of the operating leverage we gained during the downturn through the implementation of permanent cost controls and operating efficiency programs.”

Third Quarter Financial Results

For the quarter ended January 31, 2010, the Company reported revenues of $126.1 million, up $5.2 million or 4.2 percent from the same quarter last year.

Solid waste revenues were flat over the same quarter last year with price up 1.3 percent, fuel and oil recovery fees down 1.0 percent, volume down 0.2 percent, and commodity price and volume down 0.1 percent.  Solid waste collection price was up 3.8 percent as a percentage of collection revenues over the same quarter last year.  The 0.2 percent decline in solid waste volumes was the result of a 2.9 percent decline in collection volume, mainly offset by a 1.9 percent increase in disposal volumes, a 0.5 percent increase in power generation, and a 0.3 percent increase in processing and recycling volumes.  FCR revenues were up $4.5 million or 23.3 percent over the same quarter last year with price up 24.6 percent and volume down 1.3 percent.

The Company’s net loss applicable to common shareholders was ($4.4) million, or ($0.17) per common share in the quarter, compared to net loss of ($3.8) million, or ($0.15) per share for the same quarter last year.

Operating income was $11.2 million for the quarter, up $9.2 million from the same quarter last year. FCR recycling operating income increased by $4.8 million compared to the prior period on higher commodity revenues and the non-recurrence of approximately $4.0 million of one-time costs incurred in the third quarter of fiscal year 2009 associated with the November 2008 global commodity market collapse and the commissioning of two new Zero-Sort Recycling™ facilities.  Solid Waste operating income increased by $4.5 million compared to the prior period on gains in collection pricing, higher landfill volumes, lower operating costs, and the non-recurrence of the $2.8 million environmental remediation charge incurred in the third quarter of fiscal year 2009.

The Company’s Adjusted EBITDA* was $29.0 million for the quarter, up $4.8 million from the same quarter last year.  Adjusted EBITDA margin was 23.0 percent for the quarter up 300 basis points from the same quarter last year.  Net cash provided by operating activities in the quarter was $7.5 million, down $3.9 million from the same quarter last year.  The Company’s free cash flow* in the quarter was ($3.1) million, up $1.6 million from the same quarter last year.

Nine Month Financial Results

For the nine months ended January 31, 2010, the company reported revenues of $391.6 million, down $43.1 million or 9.9 percent from the same period last year. The Company’s net loss applicable to common shareholders was ($8.7) million, or ($0.34) per common share for the nine month period, compared to net income of $0.4 million, or $0.02 per share for the same period last year.

Operating income was $34.0 million for the nine month period, up $1.3 million from the same period last year.  Adjusted EBITDA was $94.5 million for the nine month period, down $4.4 million from the same period last year. Net cash provided by operating activities for the nine month period was $47.6 million, down $2.5 million compared to the same period last year.  The Company’s free cash flow for nine month period was breakeven, up $18.0 million from the same period last year.

Fiscal 2010 Outlook

The Company reconfirms its June 15, 2009 estimated fiscal year guidance ranges for revenues ($510.0 million to $530.0 million), free cash flow ($0.0 million to $6.0 million), and capital expenditures ($48.0 million to $54.0 million); and reconfirms its September 2, 2009 estimated fiscal year guidance range for Adjusted EBITDA* ($120.0 million to $126.0 million).

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for accretion, depletion of landfill operating lease obligations, severance and reorganization charges, goodwill impairment, environmental remediation charge, and development project charges (Adjusted EBITDA) and free cash flow, which are non-GAAP measures. In the future we may modify items considered in defining free cash flow and adjusted EBITDA if we believe it will help the understanding of our financial performance.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of companies in the solid waste industry, including us. Historically, these measures have been key in comparing the operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts, and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. Free cash flow, EBITDA and Adjusted EBITDA are not intended to replace “Net Cash Provided by Operating Activities,” which is the most comparable GAAP financial measure.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as capital expenditures, payments on landfill operating lease contracts, or working capital, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

For further information, contact Ned Coletta, director of finance and investor relations at (802) 772-2239, or visit the Company’s website at http://www.casella.com.

The Company will host a conference call to discuss these results on Wednesday, March 3, 2010 at 10:00 a.m. ET. Individuals interested in participating in the call should dial (877) 548-9590 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast.  A replay of the call will be available on the company’s website, or by calling (706) 645-9291 or (800) 642-1687, until 11:59 p.m. ET on Wednesday, March 10, 2010.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to reduce costs or increase revenues sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside our control; we may be required to incur capital expenditures in excess of our estimates; fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations or meet our estimates; and we may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended April 30, 2009. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended		Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2009	2010	2009	2010

Revenues	$120,945	$126,056	$434,673	$391,607

Operating expenses:
Cost of operations	85,254	84,764	292,829	258,690
General and administration	13,885	15,104	50,463	46,084
Depreciation and amortization	16,995	15,016	55,896	52,817
Environmental remediation charge	2,823	—	2,823	—
Development project charge	(20)	—	(20)	—
	118,937	114,884	401,991	357,591

Operating income	2,008	11,172	32,682	34,016

Other expense/(income), net:
Interest expense, net	9,595	14,863	29,822	39,654
Loss on debt modification	—	—	—	511
Loss (income) from equity method investments	(263)	(73)	1,911	1,305
Other income	(396)	(195)	(549)	(487)
	8,936	14,595	31,184	40,983

(Loss) income from continuing operations before income taxes and discontinued operations	(6,928)	(3,423)	1,498	(6,967)
Provision (benefit) for income taxes	(3,174)	1,179	1,489	2,231

(Loss) income from continuing operations before discontinued operations	(3,754)	(4,602)	9	(9,198)

Discontinued Operations:
Income (loss) from discontinued operations, net of income taxes (1)	(63)	(13)	396	213
Income on disposal of discontinued operations, net of income taxes (1)	—	239	20	280

Net (loss) income available to common stockholders	$(3,817)	$(4,376)	$425	$(8,705)

Common stock and common stock equivalent shares outstanding, assuming full dilution	25,606	25,844	25,632	25,755

Net (loss) income per common share	$(0.15)	$(0.17)	$0.02	$(0.34)

Adjusted EBITDA (2)	$24,153	$28,967	$98,858	$94,515

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	April 30,	January 31,
	2009	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,838	$2,171
Restricted cash	508	76
Accounts receivable - trade, net of allowance for doubtful accounts	51,296	56,676
Other current assets	23,093	21,092
Total current assets	76,735	80,015

Property, plant and equipment, net of accumulated depreciation	490,360	482,567
Goodwill	125,709	125,709
Intangible assets, net	2,635	2,433
Restricted cash	127	220
Investments in unconsolidated entities	41,798	42,405
Other non-current assets	13,598	19,728

Total assets	$750,962	$753,077

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt and capital leases	$1,718	$1,888
Current maturities of financing lease obligations	1,344	1,422
Accounts payable	34,623	31,401
Other accrued liabilities	39,350	45,852
Total current liabilities	77,035	80,563

Long-term debt and capital leases, less current maturities	547,145	559,178
Financing lease obligations, less current maturities	12,281	11,205
Other long-term liabilities	48,191	47,341

Stockholders’ equity	66,310	54,790

Total liabilities and stockholders’ equity	$750,962	$753,077

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Nine Months Ended
	January 31,	January 31,
	2009	2010
Cash Flows from Operating Activities:
Net (loss) income	$425	$(8,705)
Income from discontinued operations, net	(396)	(213)
Income on disposal of discontinued operations, net	(20)	(280)
Adjustments to reconcile net (loss) income to net cash provided by operating activities —
Gain on sale of equipment	(274)	(1,087)
Depreciation and amortization	55,896	52,817
Depletion of landfill operating lease obligations	5,018	4,936
Interest accretion on landfill and environmental remediation liabilities	2,414	2,668
Environmental remediation charge	2,823	—
Income from assets under contractual obligation	(25)	(81)
Amortization of premium on senior notes	(501)	(540)
Amortization of discount on term loan and second lien notes	—	1,141
Loss from equity method investments	1,911	1,305
Loss on debt modification	—	511
Stock-based compensation	1,383	1,727
Excess tax benefit on the exercise of stock options	(157)	—
Deferred income taxes	1,494	2,380
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(19,842)	(8,963)
	50,140	56,814
Net Cash Provided by Operating Activities	50,149	47,616
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(2,196)	—
Additions to property, plant and equipment — growth	(10,165)	(2,973)
— maintenance	(39,415)	(36,346)
Payments on landfill operating lease obligations	(4,401)	(7,803)
Proceeds from divestitures	670	—
Other	(1,554)	2,843
Net Cash Used In Investing Activities	(57,061)	(44,279)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	105,400	450,644
Principal payments on long-term debt	(100,559)	(440,444)
Payment of financing costs	—	(14,072)
Proceeds from exercise of stock options	1,462	260
Excess tax benefit on the exercise of stock options	157	—
Net Cash (Used in) Provided by Financing Activities	6,460	(3,612)
Cash Provided by Discontinued Operations	620	608
Net increase in cash and cash equivalents	168	333
Cash and cash equivalents, beginning of period	2,814	1,838
Cash and cash equivalents, end of period	$2,982	$2,171
Supplemental Disclosures:
Cash interest	$25,982	$31,775
Cash income taxes, net of refunds	$361	$345

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

(In thousands)

Note 1:   The Company completed the divestiture of its FCR Greenville operation in the three months ended July 31, 2008 for cash proceeds of $670.  The company recorded a loss on disposal of discontinued operations (net of tax) of $34 in the nine months ended January 31, 2009.

The Company completed the divestiture of its FCR Great Northern Recycling Canadian operation in the three months ended January 31, 2010 for a settlement amount of $400 in cash.  The Company had previously accounted for this transaction as an asset under contractual obligation.  This resulted in a gain on disposal of discontinued operations (net of tax) amounting to $0, $239, $54 and $280 for the three and nine months ended January 31, 2009 and 2010.

The Company’s contract with its FCR Cape May operation expired in the quarter ended January 31, 2010.  Accordingly, this operation has been treated as a discontinued operation.

The operating results of these operations for the three and nine months ended January 31, 2009 and 2010 have been reclassified from continuing to discontinued operations in the the Company’s consolidated financial statements.  Revenues attributable to discontinued operations for the three and nine months ended January 31, 2009 and 2010 was $207, $274, $2,202 and $1,557, respectively.  Income (loss) before income taxes attributable to discontinued operations for the three and nine months ended January 31, 2009 and 2010 was ($107), ($22), $668 and $356, respectively.

Note 2:   Non - GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for accretion, depletion of landfill operating lease obligations, severance and reorganization charges, goodwill impairment charge, environmental remediation charge as well as development project charges (Adjusted EBITDA) and free cash flow, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies within the industry, and assist investors in measuring our ability to meet capital expenditures, payments on landfill operating lease contracts and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. EBITDA, Adjusted EBITDA and Free Cash Flow are not intended to replace “Net Cash Provided by Operating Activities”, which is the most comparable GAAP financial measure. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital, payments on landfill operating lease contracts or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Following is a reconciliation of Adjusted EBITDA and EBITDA to Net Cash Provided by Operating Activities:

	Three Months Ended		Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2009	2010	2009	2010

Net Cash Provided by Operating Activities	$11,442	$7,503	$50,149	$47,616
Changes in assets and liabilities, net of effects of acquisitions and divestitures	4,079	7,844	19,842	8,963
Stock-based compensation, net of excess tax benefit on exercise of options	(429)	(687)	(1,226)	(1,727)
Provision for income taxes, net of deferred taxes	(22)	(278)	(5)	(149)
Net interest expense plus amortization of premium/discount	9,765	14,533	30,323	39,053
Severance and reorganization charges	38	78	45	78
Development project charge	(20)	—	(20)	—
Gain on sale of equipment and other	(700)	(26)	(250)	681
Adjusted EBITDA (2)	24,153	28,967	98,858	94,515
Interest accretion on landfill and environmental remediation liabilities	(811)	(930)	(2,414)	(2,668)
Depletion of landfill operating lease obligations	(1,498)	(1,771)	(5,018)	(4,936)
Severance and reorganization charges	(38)	(78)	(45)	(78)
EBITDA (2)	$21,806	$26,188	$91,381	$86,833

Following is a reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:

	Three Months Ended		Nine Months Ended
	January 31,	January 31,	January 31,	January 31,
	2009	2010	2009	2010
Net Cash Provided by Operating Activities	$11,442	$7,503	$50,149	$47,616
Capital expenditures	(11,384)	(6,919)	(49,580)	(39,319)
Payments on landfill operating leases	(2,576)	(3,265)	(4,401)	(7,803)
Assets acquired through financing leases	(2,175)	(404)	(14,115)	(404)
Free Cash Flow	$(4,693)	$(3,085)	$(17,947)	$90

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

Amounts of the Company’s total revenues attributable to services provided are as follows:

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2010	2009	2010
Collection	$50,748	$49,127	$169,466	$155,588
Disposal	23,181	23,992	89,232	82,367
Power/LFGTE	7,291	7,314	21,390	20,842
Processing and recycling	11,825	12,602	47,514	36,378
Solid waste operations	93,045	93,035	327,602	295,175
Major accounts	8,750	9,414	26,369	28,901
FCR recycling	19,150	23,607	80,702	67,531
Total revenues	$120,945	$126,056	$434,673	$391,607

Components of revenue growth for the three months ended January 31, 2010 compared to the three months ended January 31, 2009:

Solid waste operations (1)	Core price	1.3%
	Fuel recovery fee	-1.0%
	Volume	-0.2%
	Commodity price and volume	-0.1%
Total growth - Solid waste operations		0.0%

FCR operations (1)	Price	24.6%
	Volume	-1.3%
Total growth - FCR operations		23.3%

Acquisitions		0.0%
Total revenue growth (2)		4.2%

(1) - Calculated as a percentage of segment revenues.

(2) - Calculated as a percentage of total revenues.

Solid Waste Internalization Rates by Region (1):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2010	2009	2010
Eastern region	53.5%	61.0%	67.6%	52.2%
Central region	81.4%	78.7%	79.3%	77.5%
Western region	62.7%	65.1%	65.8%	68.4%
Solid waste internalization	64.9%	66.8%	64.0%	65.0%

(1)          In the quarter ended July 31, 2009, the Company revised its internalization rate calulation to include third party waste received at its transfer facilities and disposed at its own landfills. The prior year internalization rates have been revised accordingly.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA TABLES

(Unaudited)

(In thousands)

GreenFiber Financial Statistics - as reported (1):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2010	2009	2010
Revenues	$36,424	$32,528	$102,153	$82,545
Net (loss) income	525	146	(3,822)	(2,610)
Cash flow from operations	10,863	(749)	9,391	5,241
Net working capital changes	7,713	(3,719)	4,693	(1,092)
Adjusted EBITDA	$3,150	$2,970	$4,698	$6,333

As a percentage of revenue:

Net loss	1.4%	0.4%	-3.7%	-3.2%
Adjusted EBITDA	8.6%	9.1%	4.6%	7.7%

(1)          The Company holds  50% interest in US Green Fiber, LLC (“GreenFiber”), a joint venture that manufactures, markets and sells cellulose insulation made from recycled fiber.

Components of Growth and Maintenance Capital Expenditures (1):

	Three Months Ended January 31,		Nine Months Ended January 31,
	2009	2010	2009	2010
Growth Capital Expenditures:
Landfill Development	$—	$—	$6,642	$1,026
MRF Equipment Upgrades	856	—	1,310	—
Other	1,078	330	2,213	1,947
Total Growth Capital Expenditures	1,934	330	10,165	2,973

Maintenance Capital Expenditures:
Vehicles, Machinery / Equipment and Containers	3,887	1,361	12,945	9,795
Landfill Construction & Equipment	4,518	4,179	22,724	23,130
Facilities	635	823	2,290	2,722
Other	410	226	1,456	699
Total Maintenance Capital Expenditures	9,450	6,589	39,415	36,346

Total Capital Expenditures	$11,384	$6,919	$49,580	$39,319

(1)          The Company’s capital expenditures are broadly defined as pertaining to either growth or maintenance activities.  Growth capital expenditures are defined as costs related to development of new airspace, permit expansions, new recycling contracts along with incremental costs of equipment and infrastructure added to further such activities.  Growth capital expenditures include the cost of equipment added directly as a result of new business as well as expenditures associated with increasing infrastructure to increase throughput at transfer stations and recycling facilities.  Maintenance capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals and replacement costs for equipment due to age or obsolescence.